Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post Effective Amendment No.1 to the Registration Statement (Form F-1 No. 333-229083) and related Prospectus of Cellect Biotechnology Ltd. (formerly: Cellect Biomed Ltd.) and to the incorporation by reference therein of our report dated March 18, 2019 with respect to the consolidated financial statements of Cellect Biotechnology Ltd. (formerly: Cellect Biomed Ltd.) included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission .

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 26, 2019	A Member of Ernst & Young Global